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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	20170344751-34
	Filing Date and Time 08/11/2017 9:30 AM
	Entity Number E0184562005-6

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

EXOlifestyle, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board has designated one hundred thousand (1,000,000) shares of Series B Convertible Stock, par value $0.001, with rights and obligations as described in the designation attached hereto.

The Board has designated five hundred thousand (500,000) shares of Series C Stock, par value $0.001, with rights and obligations as described in the designation attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXOLIFESTYLE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

AND

SERIES C CONVERTIBLE PREFERRED STOCK

DESIGNATION OF THE SERIES B PREFERRED STOCK

DESIGNATION OF THE SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, and Par Value. The series of preferred stock shall be designated as Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 1,000,000. Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 2. Voting Rights.

a)	Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock shall entitle the Holder thereof to the number of votes as shall be equal to the aggregate number of shares of Common Stock into which the Series B shall be convertible.

b)	Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of preferred stock or any similar stock, the Holders of shares of Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Holder's pro rata share of the assets and funds of the Corporation to be distributed, assuming their conversion of Preferred Stock to Common Stock and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 4. Conversion.

a)	Automatic Conversion. Each share of Preferred Stock shall automatically convert into shares of the Common Stock at the Conversion Rate (as hereinafter defined) without any action of the Holder immediately following the effective date Articles of Amendment to the Company's Articles oflncorporation which increases the number of the Company' s authorized shares of Common Stock or upon completion of a reverse stock split so that there are a sufficient number of shares of Common Stock to permit a full conversion of the Stated Value of all shares of the issued and outstanding Preferred Stock (the "Conversion Condition"). The number of shares of Common Stock shall be determined by multiplying the number of shares of Preferred Stock by the Conversion Rate. Promptly after occurrence of the Conversion Condition, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to the automatic conversion provision set forth in this Section 4 as determined in accordance herewith.

b)	Conversion Rate: Number of Shares. The conversion rate shall be 30.8565 share, after giving effect to an anticipated 1:50 reverse stock split (the "Reverse Split") of the Company's Common Stock (the "Conversion Price"), subject to further adjustment from time to time upon the happening of certain events as set forth below. The number of shares of Common Stock to be issued upon conversion of this Series B Preferred Stock after giving effect to the Reverse Split is anticipated to be shares.

Section 5. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Miscellaneous.

a)	Notices. Any and all notices or other communications of deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by facsimile to the Company, sent by a nationally recognized overnight courier service, addressed to the Corporation, Attn: Chief Executive Officer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (eastern standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (eastern standard time) on any date and earlier than 11:59 p.m. (eastern standard time) on such date,(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. "Business Day" shall mean a day which is not a (i) Saturday, (ii) Sunday or (iii) a national holiday observed in the United States.

b)	Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed,the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss,theft or destruction of such certificate, and of the ownership hereof, and indemntiy, if requested, all reasonably satisfactory to the Corporation.

c)	Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the ''Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Nevada Courts are improper or inconvenient venue for such proceedin.g Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e)	Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f)	Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.

DESIGNATION OF THE SERIES C CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount, and Par Value. The series of preferred stock shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares so designated shall be 500,000. Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 2. Voting Rights.

Except as otherwise provided herein and as otherwise required by law, the holders of each share of the Series C Preferred Stock shall have no votes on any matters presentedto be voted by the holders of common stock.

Section 3. Liquidation.

Uponany liquidation,dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders are entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the stated par value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A change in control shall not be treated as Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 4. Conversion.

This Series C Preferred has no conversion rights.

Section 5. Stock Dividends.

Each share of Series C Preferred Stock shall pay an annual dividend in the amount of$0.125 per year, for a total of$0.25, over an eighteen (18) month tenn, from the date of issuance (the "Commencement Date. Dividend payments shall be payable as follows: (i) dividend in the amount of$0.0625 per share of Series C Preferred Stock at the end of each of the third quarter and fourth quarter of the first twelve (12) months of the twenty-four (24) month period after the Commencement Date; and (ii) dividend in the amount of$0.03125 per share of Series C Preferred Stock at the end of each of the four quarters of the second twelve (12) months of the twenty-four (24) month period after the Commencement Date. The source of payment of the dividends will be derived from up to thirty-five percent (35%) of net revenues ("Net Revenues") from the Street Furniture Division of the Corporation following the seventh (7th) month after the Commencement Date. To the extent the amount derived from the Net Revenues of the Street Furniture Division is insufficient to pay dividends of Series C Preferred Stock, if a sufficient amount is available, the next quarterly payment date the funds will first pay dividends of Series C Preferred Stock past due.

Section 6. Automatic Redemption.

At the conclusion of twenty-four months after the Commencement Date, and upon the payment of all dividends due and owing on said Series C Preferred Stock, the Series C Preferred Stock shall automatically be redeemed by the Corporation and returned to the Corporation for cancellation, as unissued, non-designated, preferred shares.

Section 7. Miscellaneous.

a)	Notices. Any and all notices or other communications of deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by facsimile to the Company, sent by a nationally recognized overnight courier service, addressed to the Corporation, Attn: Chief Executive Officer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (eastern standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (eastern standard time) on any date and earlier than 11:59 p.m. (eastern standard time) on such date,(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. "Business Day" shall mean a day which is not a (i) Saturday, (ii) Sunday or (iii) a national holiday observed in the United States.

b)	Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c)	Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the "Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e)	Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deeme interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

t)	Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.